EXHIBIT 10.1

LOAN AGREEMENT

Between

MISSISSIPPI BUSINESS FINANCE CORPORATION

And

KAZ USA, INC.

Dated as of March 1, 2013

Relating to

Mississippi Business Finance Corporation
Taxable Industrial Development Revenue Bonds, Series 2013
(Helen of Troy Olive Branch, MS Project)

i

Section 4.8.	Payment of Expenses	23
Section 4.9.	Payments Continue Upon Destruction of Project	24
Section 4.10.	Payment of Administrative Fee	24
Section 4.11.	Release and Indemnification of the Issuer	24
Section 4.12.	Insurance	25

ARTICLE V

SPECIAL COVENANTS

Section 5.1.	No Warranty as to Suitability of Project by the Issuer	25
Section 5.2.	Continuation of Existence of Company	25
Section 5.3.	Covenant by the Company to Leave Project Free of Other Liens or Encumbrances	25
Section 5.4.	Loan Agreement to Cooperate	25
Section 5.5.	Qualification in Mississippi	26
Section 5.6.	Maintenance	26
Section 5.7.	Environmental Law Compliance	26
Section 5.8.	Maintenance of Books and Records; Inspection	26

ARTICLE VI

ASSIGNMENT, LEASE AND SALE OF PROJECT

Section 6.1.	Disposal of Project by Company	27

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.1.	Default	28
Section 7.2.	Remedies Upon Default	29
Section 7.3.	No Remedy Exclusive	29
Section 7.4.	Payment of Fees and Expenses	29
Section 7.5.	Effect of Waiver	29

ARTICLE VIII

PREPAYMENT OF LOAN

Section 8.1.	Obligations to Accelerate Loan Payments	30

ARTICLE IX

MISCELLANEOUS

Section 9.1.	Notices	30
Section 9.2.	Parties Interested	31

ii

Section 9.3.	Amendment to Loan Agreement	32
Section 9.4.	Counterparts	32
Section 9.5.	Severability of Invalid Provisions	32
Section 9.6.	Governing Law	33
Section 9.7.	Tax Exemptions and Credits	33
Section 9.8.	No Oral Agreement	33
Section 9.9.	Termination	33
Section 9.10.	Purchaser Approval	33

EXHIBIT A	THE PROJECT SITE
EXHIBIT B	EQUIPMENT
EXHIBIT C	PROMISSORY NOTE
EXHIBIT D	BOND ADVANCE AND PAYMENT GRID

iii

THIS LOAN AGREEMENT, dated as of March 1, 2013, between Mississippi Business Finance Corporation (the “Issuer”), a public corporation of the State of Mississippi (the “State”) and Kaz USA, Inc., a Massachusetts corporation (the “Company”),

W I T N E S S E T H

WHEREAS, the Issuer is authorized by the provisions of Sections 57-10-401 et seq., Mississippi Code of 1972, as amended and supplemented (the “Act”), to, among other things, provide and finance economic development projects to eligible companies in the State;

WHEREAS, the Issuer has determined that the Company is an “eligible company” and a “business enterprise” as defined by the Act in need of assistance to permanently finance the Cost of Construction (as hereinafter defined) of the Project (as hereinafter defined);

WHEREAS, the Issuer is authorized pursuant to the Act to issue its revenue bonds and to lend the proceeds thereof to enable eligible companies to borrow to finance the Cost of Construction of the Project;

WHEREAS, the Company has requested the Issuer to issue its revenue bonds and to lend the proceeds from the sale thereof to the Company to pay for or reimburse the Company for the cost of a portion of the Cost of Construction of the Project;

WHEREAS, the Issuer has, by due corporate action, authorized the issuance, from time to time, of its Mississippi Business Finance Corporation Taxable Industrial Development Revenue Bonds, Series 2013 (Helen of Troy Project) (the “Bonds”), pursuant to the Act in the maximum aggregate principal amount of $38,000,000 in order to loan the proceeds thereof to the Company (the “Loan”) to pay for or reimburse the Company for the Cost of Construction of the Project, pursuant to a contractual arrangement whereby the amount of Loan Payments (as hereinafter defined) to be made to the Issuer by the Company shall be sufficient to pay the principal of, premium, if any, and interest on such Bonds secured by such Loan Payments as and when the same shall become due and payable; and

WHEREAS, the Bonds are to be issued pursuant to an Indenture (as hereinafter defined) to provide monies for such Loan; and the Company will execute a Note (as hereinafter defined) pursuant to the Indenture to evidence and secure its obligations to repay said Loan.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH:

That the parties hereto, intending to be legally bound hereby and in consideration of the mutual covenants hereinafter contained, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.           Definitions.  The terms set forth below shall have the following meanings in this Loan Agreement and in the Indenture, unless the context clearly otherwise requires.  Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa.  Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Indenture.

“Act” shall collectively mean the provisions of Sections 57-10-401 et seq., Mississippi Code of 1972, as amended and supplemented.

“Administration Expenses” shall mean the reasonable and necessary out-of-pocket expenses incurred by the Issuer pursuant to this Loan Agreement or the Indenture, including the Administrative Fee, and the compensation and reasonable out-of-pocket expenses paid to or incurred by the Trustee or any Paying Agent under the Indenture, including reasonable fees and out-of-pocket expenses of outside counsel.

“Administrative Fee” shall mean the fee of the Issuer with respect to the Bonds in the amount of $30,000 which fee is required to be paid by the Company to the Issuer pursuant to this Loan Agreement.

“Applicable Law” shall mean (a) in respect of any Person, all provisions of Laws applicable to such Person, and all orders and decrees of all courts and determinations of arbitrators applicable to such Person and (b) in respect of contracts made or performed in the State, “Applicable Law” shall also mean the laws of the United States, including, without limitation in addition to the foregoing, 12 USC Sections 85 and 86, and any other statute of the United States now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State.

“Applicable Margin” shall have the meaning specified in the Indenture.

“Applicable Rate” shall have the meaning specified in the Indenture.

“Authorized Company Representative” shall mean any person or persons from time to time designated to act on behalf of the Company by a written certificate, signed on behalf of the Company by one of its Vice Presidents or other duly authorized Person and its Secretary or its Treasurer or other duly authorized Person and furnished to the Issuer and the Trustee, containing the specimen signature of each such person.

“Base Rate” shall have the meaning specified in the Indenture.

“Base Rate Loan” shall have the meaning specified in the Indenture.

“Bond” or “Bonds” shall mean the $38,000,000 Mississippi Business Finance Corporation Taxable Industrial Development Revenue Bonds, Series 2013, (Helen of Troy Olive Branch, MS Project), dated the date of delivery thereof, and issued under the Indenture and any Bonds thereafter authenticated and delivered in lieu of or in substitution for such bonds, pursuant to the provisions of the Indenture.

“Bond Counsel” shall mean Baker Donelson, Bearman, Caldwell & Berkowitz, PC, Jackson, Mississippi, or an attorney-at-law or a firm of attorneys, designated by the Issuer, of nationally recognized standing in matters pertaining to bonds issued by states and their political subdivisions, duly admitted to the practice of law before the highest court of any state of the United States.

“Bond Counsel’s Opinion” shall mean an opinion signed by Bond Counsel and satisfactory to the Issuer, the Trustee, and the Purchaser.

“Bond Fund” shall mean the fund established pursuant to Section 6.1 of the Indenture.

“Bondholder” or “holder of the Bonds” or “holder” shall mean the Registered Owner(s) of any fully registered Bond.

“Bond Purchase Agreement” shall mean the Bond Purchase Agreement dated as of March 19, 2013, among the Issuer, the Company and the Purchaser as amended or supplemented from time to time.

“Bond Register” and “Bond Registrar” shall have the respective meanings specified in Section 2.9 of the Indenture.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Purchaser’s Office is located and, if such day relates to any Eurodollar Rate Loan, shall mean any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Closing Date” shall mean the first date all the conditions precedent in Section 8 of the Bond Purchase Agreement are satisfied or waived.

“Company” shall mean Kaz USA, Inc., a Massachusetts corporation, or any person or entity which is the surviving, resulting or transferee person in any merger, consolidation or transfer of assets permitted under Section 5.2 of this Loan Agreement and shall also mean, unless the context otherwise requires, any assignee of this Loan Agreement as permitted by Section 6.1 of this Loan Agreement.

“Completion Date” shall mean, with respect to the Bonds, the date of completion of the Project, as that date shall be certified pursuant to Section 5.3 of the Indenture.

“Construction” when used in connection with the Project, shall mean, without limitation, the acquisition, construction, installation and equipping of the Project.

“Cost”  or “Cost of Construction” shall mean the costs and allowances for the Construction of the Project which are permitted under Sections 57-10-401 et seq. of the Act and which include, but are not limited to, all capital costs of the Project, including the following:

(a)           Obligations incurred for Equipment and labor and to contractors, builders and materialmen in connection with the acquisition, construction, and installation of an economic development project;

(b)           the cost of acquiring land or rights in land and any cost incidental thereto, including recording fees;

(c)           the cost of contract bonds and of insurance of all kinds that may be required or necessary during the course of acquisition, construction, and installation of an economic development project which is not paid by the contractor or contractors or otherwise provided for;

(d)           all costs of architectural and engineering services, including test borings, surveys, estimates, plans and specifications, preliminary investigations, and supervision of construction, as well as for the performance of all the duties required by or consequent upon the acquisition, construction, and installation of an economic development project;

(e)           all costs which shall be required to be paid under the terms of any contracts or contracts for the acquisition, construction, and installation of an economic development project; and

(f)            all costs, expenses, and fees incurred in connection with the issuance of bonds pursuant to Sections 57-10-401 through 57-10-445 of the Act.

“Debt” shall mean, as of any date of determination, all outstanding (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable on customary terms in the ordinary course of business), (ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) financial obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kinds referred to in clauses (i) through (iii) above.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Rate” shall mean an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to a Base Rate Loan plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the “Default Rate” shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum.

“Dollar” and “$” shall mean lawful money of the United States.

“Environmental Laws” shall mean any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equipment” shall mean all of the fixtures (including all leasehold improvements), machinery, equipment, and all other items of tangible personal property now owned or hereafter acquired by the Company, and located or to be located on or affixed to the Project Site, together with all substitutions therefore and all repairs, renewals, and replacements thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Eurodollar Rate” shall have the meaning specified in the Indenture.

“Eurodollar Rate Loan” shall have the meaning specified in the Indenture.

“Event(s) of Default” shall mean any Event(s) of Default specified in Section 7.1 of this Loan Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Securities” shall mean bonds, notes and other evidences of indebtedness of the United States or the State and any other security unconditionally guaranteed as to the payment of principal and interest by the United States or any agency thereof.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes, or other pollutants, including petroleum or petroleum distillates, asbestos, or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HOT - L.P.” shall mean Helen of Troy L.P., a Texas limited partnership.

“Indenture” shall mean the Indenture related to the Bonds dated as of March 1, 2013, between the Issuer and the Trustee, as the same may be amended and supplemented from time to time.

“Interest Payment Date” shall have the meaning specified in the Indenture.

“Interest Period” shall have the meaning specified in the Indenture.

“Investment” or “Invest” shall have the meaning specified in the Indenture.

“Issuer” shall mean the Mississippi Business Finance Corporation, constituting a public body corporate and a political subdivision of the State, its successors and assigns, and any public corporation resulting from or surviving any consolidation or merger to which it or its successors may be a party.

“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” or “Loans” shall mean the advances (one or more) provided by the Issuer to the Company pursuant to the terms of the Loan Agreement from the proceeds of the Bonds.

“Loan Agreement” shall mean this Loan Agreement as amended or supplemented from time to time in accordance with the terms hereof.

“Loan Documents” shall mean this Loan Agreement, the Indenture, the Bond Purchase Agreement, the Note, the Bond, the Assignment of the Loan Agreement, and the Assignment of the Note, the Guaranty Agreement, and all other agreements, documents, instruments, certificates and agreements executed and/or delivered by the Company, in connection with this Loan Agreement, the Indenture, the Bond Purchase Agreement, and the Guaranty Agreement.

“Loan Payments” shall mean the payments required to be made by the Company pursuant to Section 4.2 hereof.

“Maturity Date” shall mean March 1, 2023, or such later date as the Company and the Purchaser may otherwise agree and, to the extent required, as approved by the Issuer.

“Note” shall mean the promissory note of the Company issued by the Company to the Issuer in accordance with Section 4.1 hereof, the form of which is attached hereto as Exhibit C.

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding” when used with reference to Bonds, shall mean, at any date as of which the amount of Outstanding Bonds is to be determined, the aggregate of all Bonds authorized, issued, authenticated and delivered under the Indenture except:

(a)                                 Bonds canceled or surrendered to the Trustee for cancellation pursuant to Section 2.12 of the Indenture prior to such date; or

(b)                                 Bonds in lieu of or in substitution for which other Bonds shall have been authenticated and delivered pursuant to the Indenture unless proof satisfactory to the Trustee and the Company is presented that any such Bond is held by a bona fide holder in due course.

In determining whether holders of a requisite aggregate principal amount of Bonds Outstanding have concurred in any request, demand, authorization, direction, notice, consent or waiver under the Indenture, Bonds which are owned by the Company or the Issuer shall be disregarded and deemed not to be Outstanding for the purpose of any such determination; provided, however, that for the purpose of determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Bonds which the Trustee knows to be so owned shall be so disregarded.

“Paying Agent” shall mean the Person appointed in Section 11.22 of the Indenture for the purposes set forth therein.

“Payment Date” shall mean an Interest Payment Date or a Principal Payment Date, as the case may be.

“Permitted Encumbrances” shall mean and include:

(a)                                 any lien or charge incident to construction or maintenance other than those then payable and filed of record unless such are being contested by the Company in good faith and appropriate reserves are maintained with respect thereto;

(b)                                 the lien of taxes and assessments which are not delinquent;

(c)                                  the lien of taxes and assessments which are delinquent but the validity of which is being contested as permitted by Section 4.6 of this Loan Agreement;

(d)                                 any liens created under this Loan Agreement, the Indenture, the Note, the Bonds, and the Guaranty Agreement;

(e)                                  the rights of the Issuer and the Trustee under this Loan Agreement, the Indenture and the Note;

(f)                                   any lien on the Project or any part thereof created or that may be created pursuant to this Loan Agreement from the Company to the Issuer, as assigned to the Trustee pursuant to the Indenture and;

(g)                                  such other encumbrances as the Purchaser may approve in writing such approval not to be unreasonably withheld.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Principal Payment Date” shall mean March 1 each year commencing on March 1, 2014, and ending on the Maturity Date.

“Project” shall mean the acquisition, construction, and installation of machinery and Equipment constituting the warehousing and distribution facilities, which meets the definition of “business enterprise” under Section 57-10-205 and which meets the definition of “economic development project” under Section 57-10-401 all to be located at the Project Site.

“Project Fund” shall mean the fund created under Section 5.1 of the Indenture.

“Project Site” shall mean the real property located in the State more particularly described in Exhibit A attached to this Loan Agreement upon which the Equipment will be located.

“Purchaser” shall mean Bank of America, N.A., a national banking association.

“Purchaser’s Office” shall mean, as to the Purchaser, the office or offices of the Purchaser as the Purchaser may from time to time notify the Company.

“Redemption Price” shall mean the principal of and interest on the Bonds to be redeemed at par, without penalty or premium, and all other amounts due and owing in respect to the Bonds.

“Registered Owner(s)” shall mean the Person or Persons in whose name or names the particular registered Bond or Bonds shall be registered on the Bond Register.

“Revenues” shall mean all payments, receipts and invoices payable by the Company to the Issuer under the Loan Agreement (except payment of Administration Expenses and indemnification payments pursuant to Sections 4.2 and 4.11, respectively, of this Loan Agreement) and any other payments, receipts and revenues derived by the Issuer from the Company under this Loan Agreement.

“State” shall mean the State of Mississippi.

“Trustee” shall have the meaning set forth in the Indenture.

“United States” or “U.S.” shall mean the United States of America.

Section 1.2.                                Accounting Terms.

(a)                                 All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Company shall so request, the Purchaser and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Purchaser and the Company); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Purchaser financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.3.                                Rounding.  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.4.                                Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.5.                                Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(b)                                 Unless the context requires otherwise:  (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof’ and “hereunder” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c)                                  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)                                 Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

ARTICLE II

REPRESENTATIONS

Section 2.1.                                Representations of the Issuer.  The Issuer makes the following representations as the basis for the undertakings on the part of the Company herein contained:

(a)                                 The Issuer is a public corporation of the State and is authorized pursuant to the provisions of the Act to enter into the transactions contemplated by this Loan Agreement.

(b)                                 The Issuer has full power and authority to enter into the transactions contemplated by this Loan Agreement and to carry out its obligations hereunder.

(c)                                  The Issuer is not in default under any provisions of the laws of the State material to the performance of its obligations under this Loan Agreement.

(d)                                 The Issuer has been duly authorized to execute and deliver this Loan Agreement and by proper corporate action has duly authorized the execution and delivery hereof and as to the Issuer, this Loan Agreement is valid and legally binding and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by Debtor Relief Laws.

(e)                                  The Loan for the Cost of Construction of the Project by the Company, as provided by this Loan Agreement, will further the purposes of the Act to induce the location or expansion of commercial enterprises within the State in order to advance the public purposes of relieving unemployment.

Section 2.2.                                Representations of Company.  The Company makes the following representations as the basis for the issuance by the Issuer of the Bonds and the undertakings on the part of the Issuer herein contained:

(a)                                 The Company is a corporation duly organized, validly existing under the laws of the State of Massachusetts and in good standing under the laws of the State.

(b)                                 The Company has full power and authority to authorize and thereafter consummate all transactions contemplated by the Loan Documents and any and all other agreements relating thereto.

(c)                                  The Company has duly authorized all necessary actions to be taken by the Company (i) for the execution, delivery, receipt and due performance of the Loan Documents, (ii) for the consummation of the transactions contemplated by the sale of the Bonds and the Loan Documents, and (iii) for the Loan Documents to constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, as each may apply to the Company except to the extent that the enforceability thereof may be limited by Debtor Relief Laws.  A copy of a resolution of the Company authorizing this Loan Agreement and the execution of related documents by the officers of the Company shall be furnished by the Company at or prior to the Closing Date.

(d)                                 The execution and delivery by the Company of the Loan Documents and the other documents contemplated hereby and by the issuance and sale of the Bonds and compliance with the provisions thereof will not conflict with or constitute on the Company’s part a breach of or default under any existing law, court or administrative regulation, decree or order or any agreement, indenture, mortgage, lease or other instrument to which the Company is subject or by which the Company is or may be bound.

(e)                                  Any certificate signed by any of the Company’s authorized officers and delivered to the Purchaser shall be deemed a representation and warranty by the Company to the Purchaser as to the statements made therein.

(f)                                   The Company has obtained or will obtain as and when required by applicable law all approvals required in connection with the execution and delivery of and performance by the Company of its obligations under the Loan Documents.

(g)                                  To the best of the Company’s knowledge, there is no action, suit, proceeding, inquiry, investigation at law or in equity or before or by any court, public board or body pending or threatened against or affecting the Company (or any basis therefor) wherein an unfavorable decision, ruling or finding would adversely affect the transactions contemplated hereby or the issuance and sale of the Bonds or the validity of the Loan Documents or any agreement or instrument to which the Company is or is expected to be a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby.

(h)                                 The Company will have obtained all licenses, permits, franchises or other governmental authorizations necessary for the acquisition, construction, installation, equipping and financing, from time to time, of the Project and the use of the Project.

(i)                                     The Project consists of the acquisition of real property and the acquisition and installation of Equipment as more particularly described in Exhibit B to this Loan Agreement.

(j)                                    The estimated Cost of Construction of the Project exceeds the principal amount of the Loan.

(k)                                 The Company is engaged in the sale and distribution of consumer goods, and is a commercial enterprise under the Act.

(l)                                     That as a result of the construction and subsequent operation of the Project, the Company will provide economic development and gainful employment opportunities to residents of the State.  The Company has been advised by the Issuer that it qualifies for bond financing under the Act.

(m)                             To the best of the Company’s knowledge, the Company has filed or caused to be filed all necessary tax returns that to its knowledge are required to be filed (except for returns not yet due), and has paid all taxes shown to be due and payable on said returns and all taxes, impositions, assessments, fees or other charges imposed on it by governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees, and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved).

(n)                                 To the best of the Company’s knowledge, neither the business nor the properties of the Company are presently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of the Company.

(o)                                 To the best of the Company’s knowledge, all information furnished by the Company to the Issuer and the Purchaser for the purpose of approving the Project and the financing of the Loan through the issuance and sale of the Bonds including, but not limited to, the Company’s financial statements and its application for the Loan is true, accurate and complete in all material respects as of the date hereof and thereof.

(p)                                 The Loan is being made to pay or reimburse the Company for the Costs of Construction of the Project and is not being made to finance any existing debt, except for the repayment of existing debt which qualifies as a Cost of Construction of the Project, or any costs, expenses or other obligations incurred by the Company or any other Person on behalf of the Company prior to the date that is sixty (60) days prior to November 14, 2012.

(q)                                 The Company is in substantial compliance in all material respects with all applicable provisions of ERISA.

(r)                                    The Company acknowledges the terms and provisions of the Indenture and will comply with such terms of the Indenture to the extent that such terms and provisions are applicable to the Company.

(s)                                   No material adverse change has occurred in the financial condition, operation, or business of the Company since February 28, 2011.

(t)                                    The Project and, to the extent applicable, each component thereof, is free from all Liens except Permitted Encumbrances.

Section 2.3.                                Benefits Under the Act.

(a)                                 The parties hereto acknowledge that the Company has been induced to proceed with the acquisition and construction of the Project in part by the benefits conferred by the Act.  The Issuer hereby agrees that the Company shall be permitted to take advantage of all of the benefits provided by the Act to the fullest extent therein set forth subject to the rules and regulations of the Issuer.  The Issuer agrees that it will not take any action to limit, curtail or otherwise make unavailable to the Company any of the benefits available under the Act, including without limitation the exemption from Mississippi sales or use taxes.

(b)                                 With respect to benefits conferred by the Act referenced in (a) above relating to the income tax benefits, the following shall apply:

(i)                                     the maximum benefits accruing in any calendar year with respect to the income tax credit (other than any credits which may be carried forward to future years pursuant to the Act) shall not exceed the payments of the principal of, premium, if any, and interest payments on the Bonds during such year, and the fees and expenses of the Trustee and any other fees and expenses referenced herein.

(ii)                                  any benefit claimed or received by the Company for any Cost shall not be used as a deduction under the laws of the State of Mississippi in order to determine the taxable income of the Company.

(iii)                               the Company shall request the Trustee to provide the Issuer, not later than ninety (90) days after the end of each calendar year, with a certificate setting forth the amount of all payments made to the Trustee with respect to the Bonds whether for principal, premium, interest or the fees and expenses of the Trustee.

(iv)                              the benefits accruing to the Company under this Section 2.3 shall cease in the event:

(A)                               a Default should occur under this Agreement or the Indenture; or

(B)                               the Company should fail to operate the Project for a period of nine (9) consecutive months following the initial start-up of the Project except for force majeure, strikes, lockouts, damage, destruction, act of God or in general, reasons beyond the Company’s reasonable control excepting, however, general economic conditions.

(v)                                 the Company agrees to comply with the terms and provisions of the Act in all respects with respect to the benefits available under the Act.

(vi)                              the benefits or credits available under the Act shall cease to accrue on the date the principal and interest on the Bonds are paid in full whether at maturity or by way of redemption.

(vii)                           the benefits accruing to the Company under this Section 2.3 shall be limited to the annual debt service payments on the Bonds for qualified Cost of the Project and shall be reduced by the amount of surplus funds remaining after completion which shall be used to redeem Bonds as provided for in Section 4.4 of this Agreement.

(viii)                        the tax credits allowed as a benefit under the Act shall be further limited so that the credits allowed in any year shall not exceed eighty percent (80%) of the amount of taxes due to the State prior to the application of the credits (as directed in Section 27-7-22.3 of the Mississippi Code of 1972, as amended).  To the extent that the payments of the principal of, premium, if any, and interest payments on the Bonds during any year and the fees and expenses of the Trustee and any other fees and expenses referenced herein exceed the amount of the tax credit authorized by Section 27-7-22.3, in any taxable year, such excess payment may be recouped from excess credits in succeeding years not to exceed three (3) years following the date upon which the credit was earned.

(ix)                              the Company will report to the Mississippi Employment Security Commission (“MESC”) its employees as required by law, and shall annually report to the Issuer the average number of employees reported for each year to the MESC.  This shall be done for each year after the year in which the Project was induced for financing by the Issuer.

(x)                                 for purposes of determining the benefits to which the Company is eligible under the Act, the following definitions shall apply:

(A)                               (i)                                     “Base Employment” (“BE”) means the average number of employees of the Company in the State during the preceding twelve (12) month period ending August 31, 2013, as reported by the Company to the Mississippi Employment Security Commission.

(ii)                                  “Base Investment” (“BI”) means the present value of the capital assets owned or leased, by the Company within the State as determined by the Tax Assessor of each County in which the Company owns or leases capital assets related to telecommunications facilities, or corporate or regional offices.

(iii)                               “Future Employment” (“FE”) means the average number of employees of the Company in the State each year after August 31, 2013, which may be an estimate for the first twelve (12) months, and as reported by the Company to the Mississippi Employment Security Commission over each twelve (12) month period thereafter.

(iv)                              “Future Investment” (“FI”) means the sum of (a) the Base Investment; (b) the Costs of the Project paid with proceeds of the Bonds; and (c) funds of the Company used to pay Costs of the Project or related improvements on the Project Site.

(B)                               The Company represents and warrants that as of the date of this Agreement that:

(i)                                     the Base Employment is zero employees and the Base Investment is $0.00 as of the date hereof.

(ii)                                  the Company reasonably anticipates that the Future Employment for the first twelve (12) months after August 31, 2013 will be 140 employees which represents increased employment of 140 employees in connection with the Project, and the Future Investment will be approximately $35,000,000 by September 30, 2013 and $2,000,000 by September 30, 2014.

(C)                               The percentage of the Company’s total state income tax liability in which the Company shall be entitled to an income tax credit provided by the Act (subject to further limitation as set forth in Section 2.3(b)(8) above) shall be determined annually as follows:

(i)                                     (FE - BE) ÷ FE = Employment Valuation Percentage (“EVP”)

(ii)                                  (FI - BI) ÷ FI = Investment Valuation Percentage (“IVP”)

(iii)                               [(EVP x 2) + IVP] ÷ 3 = Percentage of income tax liabilities of the Company to which the Company is entitled to an income tax credit.

(c)                                  The Issuer makes no warranty or guaranty concerning the availability or application of the benefits granted or earned by the Company under this Section 2.3 or the Act.

Section 2.4.                                Ad Valorem Tax Exemption.  The Company hereby acknowledges and agrees that the Company shall only be entitled to an ad valorem tax exemption from city or county ad valorem taxes regarding the Project upon making proper application to and obtaining the approval of the respective Mississippi city or county in which the Project is located.  Any such ad valorem tax exemption may be granted for a term of up to ten (10) years with the approval of each respective Mississippi city or county in which the Project is located, and in accordance with additional requirements under State law.

ARTICLE III

COMPLETION OF PROJECT; ISSUANCE OF BONDS

Section 3.1.                                Completion of Project; Best Efforts.  (a) The Company will acquire, construct, install and equip the Project or cause the Project to be acquired, constructed, installed and equipped as herein provided, will use its best efforts to cause the acquisition, construction, installation and equipping thereof to be completed with all reasonable dispatch, but if for any reason such acquisition, construction, installation and equipping shall not be completed there shall be no resulting diminution in or postponement of the payments required in Section 4.2 hereof to be paid by the Company under this Loan Agreement and the Note.

(b)                                 Anything in this Loan Agreement notwithstanding, the Issuer shall not be obligated to complete the acquisition, construction, installation and equipping of the Project upon acceleration of the payment of the unpaid portion of the payments due pursuant to this Loan Agreement and the Note, and the making of all payments in the amount required by and in accordance with the terms of this Loan Agreement and the Note.

(c)                                  In order to effectuate the purposes of this Loan Agreement, the Company will make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, all contracts, orders, receipts, writings and instructions, in the name of the Company or otherwise, with or to other persons, firms or corporations, and in general do or cause to be done all such other things as may be requisite or proper for the construction, installation and equipping of the Project and fulfillment of the obligations of the Company under this Loan Agreement.

(d)                                 The Company will maintain such records in connection with the cost of the construction, installation and equipping of the Project as to permit ready identification thereof which records the Issuer, the Purchaser and the Trustee shall have the right to inspect upon reasonable notice during regular business hours.

Section 3.2.                                Issuance of Bonds.  The Issuer, concurrent with or as soon as practical after the execution of this Loan Agreement, will use its best efforts to sell, issue and deliver, from time to time, the Bonds to the Purchaser thereof and deposit the proceeds thereof, from time to time, with the Trustee in accordance with Sections 5.1 and 6.1 of the Indenture.

Section 3.3.                                Loan; Disposition of Bond Proceeds.  The Issuer, as issuer of the Bonds, hereby lends from the proceeds of the issuance and sale of the Bonds, the maximum principal amount of $38,000,000 to the Company, which is equal to the original face amount of the Bonds, paid by the Purchaser thereof, for the purposes and in accordance with the terms and conditions set forth in the Indenture.

Section 3.4.                                Requisition for Project Funds.  (a) The Issuer has, in the Indenture, authorized and directed the Trustee to make payments from the Project Fund to pay or reimburse the Company for the Cost of Construction of the Project, upon receipt by the Trustee, with a copy to the Purchaser, of (i) original executed requisitions in the form of Exhibit A in the Indenture (upon which both the Issuer and the Trustee may rely conclusively and shall be protected in so relying) signed by an Authorized Company Representative, and approved by the Purchaser stating with respect to each payment to be made:  (1) the requisition number, (2) the name and address of the Person to whom payment is due or, in the event such payment is to reimburse the Issuer or the Company, the name and address of the Person to whom payment previously has been made (or, in the case of payments to the Bond Fund, instructions to make such payments to the Bond Fund), (3) the amount to be paid, (4) that no Event of Default under Section 7.1 of this Loan Agreement by the Company under this Loan Agreement has occurred and is continuing, and (5) that each obligation, item of cost or expense mentioned therein has been properly incurred, is a proper charge against the Project Fund and has not been the basis of any previous withdrawal; and (ii) copies of all invoices or statements from a contractor, vendor or other payee supporting each requisition for payment from the Project Fund and clearly identifying the property or service comprising the Cost of Construction of the Project to be paid or reimbursed which shall be maintained by the Trustee.

(b)                                 If any contract provides for retention by the Company of a portion of the contract price, any advances delivered by the Purchaser to the Trustee for deposit into the Project Fund shall be net of any such retainage.

Section 3.5.                                Notices of Borrowing and Rate Requests.  (a) The Loan shall be advanced and remain outstanding as requested by the Company pursuant to Section 2.2 of the Indenture.  All advances shall bear interest at the rates defined in the Indenture.

(b)                                 In addition to the documents required to be submitted pursuant to Section 3.4 of this Loan Agreement in connection with each borrowing of funds under this Loan Agreement, the Company shall submit to the Purchaser (and simultaneously deliver copies thereof to the Trustee) a written notice of borrowing (a “Notice of Borrowing”), in the form of Exhibit A to the Bond Purchase Agreement, specifying the amount and date of the requested borrowing.  The Trustee may conclusively rely on any Notice of Borrowing approved in writing by the Purchaser.

Section 3.6.                                Certificate of Completion.  When the Project is completed and ready to be placed in service, the Company shall deliver to the Trustee, the Purchaser, and the Issuer a certificate of an Authorized Company Representative stating, as applicable, that the construction of the Project has been completed and payment, or provision therefor of the Cost of Construction of the Project has been made except for any such cost not then due and payable or the liability for payment of which in good faith is being contested or disputed by the Company.  Notwithstanding the foregoing, such certificate shall state that it is given without prejudice to any rights against third parties which exist at the date thereof or which may subsequently come into being.  The Issuer and the Company agree to cooperate in causing such certificates to be furnished to the Trustee, the Purchaser, and the Issuer.  No additional amounts shall be delivered to fund the Cost of Construction of the Project following delivery of the certificate under this Section 5.3 except for any such cost not then due and payable or the liability for payment of which is being contested or disputed in good faith by the Company.

Section 3.7.                                Completion of Project if Bond Proceeds Insufficient; Surplus Proceeds.  (a) If the moneys in the Project Fund available for payment of the Cost of Construction of the Project are not sufficient to pay the Cost of Construction of the Project in full, the Company will complete or cause to be completed the Project and pay or cause to be paid all of that portion of the Cost of Construction of the Project in excess of the moneys available therefore in the Project Fund.  The Issuer does not make any warranty, either express or implied, that the moneys which will be paid into the Project Fund will be sufficient to pay the Cost of Construction of the Project.  If the Company shall pay any portion of the Cost of Construction of the Project pursuant to the provisions of this Section 3.7, it shall not be entitled to any reimbursement therefore from the Issuer, the Trustee or the holders of any of the Bonds, nor shall it be entitled to any diminution in or postponement of the Loan Payments required in Section 4.2 hereof to be paid by the Company.

(b)                                 If, upon the Completion Date, there shall be any surplus funds remaining in the Project Fund not reserved to pay for the Cost of Construction of the Project, such funds shall, (i) be deposited in the Bond Fund and used, at the earliest date permissible under the terms of the Indenture without the payment of a call premium or penalty, to pay principal on such Bonds through redemption or retirement; and (ii) be Invested as provided for in the Indenture until such time as such surplus funds are expended as provided for in this Section 3.7.

Section 3.8.                                Default by Contractor.  In the event of default of any supplier, contractor or subcontractor under any contract made by it in connection with the Project or in the event of a breach of warranty with respect to any materials, workmanship or performance guaranty, the Company may proceed, either separately or in conjunction with others, to pursue such remedies against the supplier, contractor or subcontractor so in default and against each surety for the performance of such contract as it may deem advisable.  The Company will advise the Issuer, the Purchaser and the Trustee of the steps it intends to take in connection with any such default.  If the Company shall so notify the Issuer and the Trustee, the Company may, in its own name or in the name of the Issuer, prosecute any action or proceeding or take any other action involving any such supplier, contractor, subcontractor or surety which the Company deems reasonably necessary, and in such event the Issuer will cooperate fully with the Company.

Section 3.9.                                Investment of Project Fund.  Any moneys held as a part of the Project Fund or any other fund created pursuant to the Indenture shall, at the facsimile request of an Authorized Company Representative, confirmed in writing within two (2) Business Days, be Invested or reinvested by the Trustee as provided in Article VII of the Indenture. The Trustee shall invest any moneys only at the direction of the Company, and the Trustee shall not be liable for any loss incurred as a result of complying with the directions of the Company.

Section 3.10.

ARTICLE IV

SECURITY; LOAN PAYMENTS; OTHER OBLIGATIONS

Section 4.1.                                Note.  Concurrently with the sale and delivery by the Issuer of the Bonds, in order to secure the obligation of the Company hereunder, the Company will execute and deliver the Note substantially in the form attached hereto as Exhibit C to this Loan Agreement, which shall be dated the same date as the date of delivery of the Bonds.

Section 4.2.                                Loan Payments.  As and for security for repayment of the Loan made to the Company by the Issuer pursuant to Section 3.3 hereof, the Company agrees to the assignment of the Loan Documents to the Trustee for the account of the Issuer and Purchaser.  Subject to Section 6.2 of the Indenture, the Company agrees to pay or cause to be paid to the Trustee a sum equal to the aggregate principal amount of the Bonds issued under the Indenture, premium, if any, and interest on the unpaid balance thereof at the rates payable by the Trustee on such Bonds, in the amounts and on the Payment Dates as follows:

(a)                                 for deposit in the Bond Fund, on the Business Day prior to each Interest Payment Date, the amount which equals the interest to be paid on the Bonds on such Interest Payment

Date (computed in accordance with Section 2.2 of the Indenture); provided, however, such deposits of interest shall not be required to be made into the Bond Fund to the extent that money on deposit therein is available for such purpose; and

(b)                                 for deposit in the Bond Fund, on the Business Day prior to each Principal Payment Date on which principal of the Bonds is due, the amount which equals the sum of (i) the principal of the Bonds which will be due and payable on such Principal Payment Date, and (ii) the amount of the Redemption Price due and payable on such Principal Payment Date, if any, provided, however, that such deposits of principal shall not be required to be made into the Bond Fund to the extent that money on deposit therein is available for such purpose; provided, however, that if the Bonds shall theretofore have been deemed to have been paid pursuant to the Indenture from amounts paid by the Company, but solely to the extent of amounts paid by the Company, no further payments need be made under subsections (a) and (b) of this Section.

(c)                                  In the event the Company shall fail to make or cause to be made any of the payments required in this Section 4.2, the payment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company will pay the same with interest thereon until paid at the rate or rates per annum borne by the Bonds.

(d)                                 The Company further agrees to pay, when due, to the party to whom such payment is due, the Administration Expenses, all sums constituting a Cost of Construction of the Project and all other amounts due in respect of the Bonds, including reasonable fees and out-of-pocket expenses of the Purchaser and Trustee, and required under the terms and provisions of this Loan Agreement as same shall have become due and payable.

(e)                                  In addition, in the event the Company is obligated to make payments which are accelerated hereunder upon the occurrence of certain events, all as described in Article VII hereof, such payments are to be made in an amount sufficient (i) to redeem at the earliest date permitted under the Indenture the Bonds to be redeemed at the Redemption Price, (ii) to pay any interest which will become due on such Bonds to such redemption date and (iii) to pay all Administration Expenses accrued and to accrue.

Notwithstanding anything herein to the contrary, pursuant to Section 6.2 of the Indenture, the Company may make payments on the Bonds directly to the Purchaser and provide the Trustee with notice of amounts paid.  The Trustee shall be permitted to rely conclusively upon such notices.

Section 4.3.                                Obligation to Make Payments Absolute.  (a) It is understood and agreed that all payments by the Company under this Loan Agreement and the Note shall be absolute and unconditional and shall not be subject to any defense (other than payment) or any right of set-off, counterclaim or recoupment arising out of any breach by the Issuer or the Trustee of any obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Issuer or the Trustee.

(b)                                 So long as any Bonds are Outstanding, the Company will pay directly to the Issuer or the Trustee when due, as the case may be, the amount of Administration Expenses payable to them respectively and not theretofore provided for which have then accrued and become payable (except as otherwise provided herein); provided, however, that before any such payment is due and payable, the Issuer or the Trustee, as the case may be, shall give notice to the Company, at least fifteen (15) days prior to such Payment Date, of the amount and nature of such Administration Expenses.

Section 4.4.                                Sole Possession of Project by the Company.  The Company is entitled to sole and exclusive possession of the Project subject to the provisions of this Loan Agreement.

Section 4.5.                                Maintenance of Project.  (a) The Company will use its best efforts to maintain, preserve and keep the Project or cause the Project to be maintained, preserved and kept, with the appurtenances and every part and parcel thereof; in good repair, working order and condition and will from time to time make or cause to be made all necessary and proper repairs, replacements and renewals.

(b)                                 Subject to Section 6.1 of this Loan Agreement, the Company shall have the privilege of making substitutions, modifications and improvements to the Project from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, the cost of which substitutions, modifications and improvements shall be paid by the Company, and the same shall be included under the terms of this Loan Agreement as part of the Project.

Section 4.6.                                Taxes and Assessments; Tax Indemnity.  The Company shall:

(a)                                 file all tax returns and appropriate schedules thereto that are required to be filed under Applicable Law, prior to the date of delinquency;

(b)                                 pay and discharge all taxes, assessments and governmental charges or levies imposed upon by the Company, upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto unless such taxes, assessments, governmental charges or levies are being contested in good faith by the Company; and

(c)                                  pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a Lien upon any of its properties; provided, however, that the Company in good faith may contest any such tax, assessment, governmental charge or levy described in the foregoing clauses (b) and (c) so long as appropriate reserves are maintained with respect thereto.  If any tax is or may be imposed by any governmental entity in respect of sales of the Company’s inventory or the payment of compensation to the Company’s employees, or as a result of any other transaction of the Company, which tax the Issuer is or may be required to withhold or pay, the Company agrees to indemnify and hold harmless the Issuer in connection with such taxes (including penalties and interest), and the Company shall immediately reimburse the Issuer for any such out-of-pocket amounts paid by the Issuer.

Section 4.7.                                Operation of Project.  The Company agrees that so long as any of the Bonds are Outstanding it will maintain the Project as an eligible company in accordance with the Act, unless the Project is sold pursuant to Section 6.1 hereof.

Section 4.8.                                Payment of Expenses.  The Company will pay, or cause to be paid, in addition to the payments provided for in Sections 4.2 and 4.3 hereof, all of the expenses of operation of the Project, including, without limitation, the cost of all necessary and proper repairs, replacements and renewals made pursuant to Section 4.5 hereof and any and all taxes and assessments payable pursuant to Section 4.6 hereof.

Section 4.9.                                Payments Continue Upon Destruction of Project.  It is understood and agreed that the payments under Section 4.2 hereof and on the Note and other charges payable hereunder shall continue to be payable at the time and in the amounts herein specified, whether or not the Project, or any portion thereof, shall have been condemned or taken by eminent domain or destroyed, wholly or partially, by fire or other casualty, and that there shall be no abatement or diminution of any such payments and other charges by reason thereof.

Section 4.10.                         Payment of Administrative Fee.  Concurrently with the sale and delivery by the Issuer of the Bonds, the Company shall pay to the Issuer the Administrative Fee.

Section 4.11.                         Release and Indemnification of the Issuer.  (a) The Company hereby releases the Issuer from, and agrees that the Issuer and its respective officers, directors, members, employees, attorneys, and agents shall not be liable for, and agrees to defend, indemnify and hold the Issuer and its respective officers, directors, members, employees, attorneys, and agents harmless against:

(i)                                     any liability, cost or expense in the administration of this Loan Agreement and the obligations imposed on the Issuer thereby and hereby;

(ii)                                  any or all liability or loss, cost or expense, including reasonable outside attorneys’ fees, resulting from or arising out of any loss or damage to property or any injury to or death of any person occurring on or about the Project Site or resulting from any defect in the fixtures, machinery, equipment or other property located on the Project Site or arising out of, pertaining to, or having any connection with the Project or the financing thereof (whether or not arising out of acts, omissions or negligence of the Company);

(iii)                               any or all liability or loss, cost or expense, including reasonable outside attorneys’ fees, arising out of or in connection with, or pertaining to the issuance, sale or delivery of the Bonds, including, but not limited to, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934 or any applicable state securities laws;

(iv)                              any and all claims, damages, judgments, penalties, costs, and expenses (including reasonable outside attorneys’ fees and court costs now or hereafter arising from the aforesaid enforcement of this paragraph) arising directly or indirectly from (1) the activities of the Company and its predecessors in interest, (2) third parties with whom it has a contractual relationship, or (3) the violation of any environmental protection, health, or safety law, whether any such claims are asserted by any Governmental Authority or any other Person which indemnity shall survive the termination of this Loan Agreement.

(b)                                 The indemnity specified in this Section 4.11 shall not be effective to relieve the Issuer or its respective officers, directors, members, employees, attorneys and agents from damages that result from willful misconduct or gross negligence or intentional misconduct on the part of the Issuer.  This indemnification covenant shall survive the termination of this Loan

Agreement with respect to liability arising out of any event or act occurring prior to such termination.

(c)                                  The provisions of this Section 4.11 shall also apply in favor of the Trustee, except to the extent that any liability, loss, cost or expense on the part of the Trustee results from the Trustee’s own willful misconduct or gross negligence.

Section 4.12.                         Insurance.  The Company shall maintain a program of insurance or self-insurance acceptable to the Purchaser to be in effect on all material Company assets so long as any Bonds are outstanding.

ARTICLE V

SPECIAL COVENANTS

Section 5.1.                                No Warranty as to Suitability of Project by the Issuer.  The Issuer makes no warranty, either express or implied, as to the actual or designed capacity of the Project, as to the suitability of the Project for the purposes specified in this Loan Agreement, as to the condition of the Project, or that the Project will be suitable for the Company’s purposes or needs.

Section 5.2.                                Continuation of Existence of Company.  (a) The Company covenants that it will maintain its existence, will obtain, maintain and keep in full force and effect all governmental approvals, consents, permits and licenses as may be necessary for continued use of the Project, will not dissolve or otherwise dispose of all or substantially all its assets and will not consolidate with or merge into another Person (other than a subsidiary) or permit one or more other Persons (other than a subsidiary) to consolidate with or merge into it without first obtaining the prior written consent of the Purchaser.  If written approval of the Purchaser is obtained upon any consolidation or merger, or any conveyance or transfer of the assets of the Company substantially as an entirety in accordance with this Section 5.2, the successor Company formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Loan Agreement with the same effect as if such successor Company had been named as the Company herein.  In the event of any such conveyance or transfer, the Company as the predecessor person may be dissolved, wound up and liquidated (if applicable) at any time thereafter.

(b)                                 If a consolidation, merger or sale or other transfer is made as permitted by this Section 5.2, the provisions of this Section 5.2 shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Sections 5.2 and 6.1 hereof.

Section 5.3.                                Covenant by the Company to Leave Project Free of Other Liens or Encumbrances.  The Company covenants that it shall not create or suffer to be created any Lien on the Project or any part thereof, except Permitted Encumbrances.

Section 5.4.                                Loan Agreement to Cooperate.  In the event it may be necessary for the proper performance of this Loan Agreement, or for the exercise of any rights hereunder, on the part of the Issuer or the Company that any application or applications for any permit or license or authorization to do or to perform certain things be made to any Governmental Authority by the Company or the Issuer, or both, the Company and the Issuer each agree to execute and prosecute upon the request of the other such application or applications.

Section 5.5.                                Qualification in Mississippi.  Subject to Section 5.2 hereof, the Company, throughout the term of this Loan Agreement, will continue to be duly qualified to do business in the State.

Section 5.6.                                Maintenance.  The Company covenants to maintain all of its tangible property used in connection with its business in good condition and repair and make all necessary replacements thereof, and preserve and maintain all material licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

Section 5.7.                                Environmental Law Compliance.  To the best knowledge of the Company, the Company has not and will not knowingly in any material respect violate any Environmental Laws, and the Company will not use or permit any other party to use any Hazardous Materials at any of the Company’s places of business or at any other property owned by the Company, except such materials as are incidental to the Company’s normal course of business, maintenance and repairs and which are handled in compliance with all applicable Environmental Laws.  On or after a default under any of the Loan Documents, the Company agrees to permit the Issuer, its agents, contractors and employees to enter and inspect any of the Company’s places of business or any other property of the Company at any reasonable times upon three (3) days prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to ensure that the Company is complying with this covenant and the Company shall reimburse the Issuer on demand for the out-of-pocket costs of any such environmental investigation and audit.  The Company shall provide the Issuer, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by Company’s business operations within five (5) days of the written request therefor.

Section 5.8.                                Maintenance of Books and Records; Inspection.  The Company shall maintain its books, accounts and records in accordance with GAAP and permit the Issuer, the Purchaser or the Trustee, their officers and employees and any professionals designated by the Issuer, the Purchaser or the Trustee in writing, upon reasonable notice during regular business hours, to visit and inspect any of its properties (including but not limited to the collateral security described in the Loan Documents), corporate books and financial records, and to discuss its accounts, affairs and finances with any employee, officer, director, or partner of the Company.  Unless written notice of another location is given to the Issuer, the Purchaser or the Trustee, the Company’s books and records will be located at Company’s chief executive office or at 1 Helen of Troy Plaza, El Paso, Texas 79912.

ARTICLE VI

ASSIGNMENT, LEASE AND SALE OF PROJECT

Section 6.1.                                Disposal of Project by Company.

(a)                                 The Company will not sell, lease or otherwise dispose of or encumber its interest in the Project, except for Permitted Encumbrances or transactions permitted pursuant to Section 5.2 hereof and this Section 6.1, without the prior written consent of the Purchaser and the Issuer, such consent not to be unreasonably withheld, and with notice to the Trustee.  Upon prior written consent of the Purchaser, this Loan Agreement may be assigned in whole or in part, and the interest of the Company in the Project may be sold or leased as a whole or in part by the Company, provided, however, that any such assignee, vendee or lessee shall, in writing, specifically assume the obligations and affirm in its own capacity the representations, warranties and covenants made by the Company in this Loan Agreement, subject, however, to the following conditions:

(i)                                     No sale, assignment or leasing of the Project (other than pursuant to Section 5.2 hereof), shall relieve the Company from liability for any of its obligations hereunder, and in the event of any such sale, assignment or leasing the Company shall continue to remain primarily liable for the payments specified in Sections 4.2 and 4.3 hereof and for performance and observance of the other agreements on its part herein provided, unless otherwise approved by the Purchaser, in writing, in which case such vendee, assignee or lessee shall assume the obligations of the Company hereunder and shall become liable for the payments specified in Sections 4.2 and 4.3 hereof and for performance and observance of the other agreements of the Company herein provided as to which the Company shall no longer be liable and the Issuer, the Purchaser and the Trustee shall execute such release.

(ii)                                  The Company shall, no later than ten (10) days prior to the effective date thereof; furnish or cause to be furnished to the Issuer, the Purchaser and the Trustee a copy of each such proposed sale agreement, assignment and lease, as the case may be.

(iii)                               The Company shall, ten (10) days after the delivery thereof, furnish or cause to be furnished to the Issuer, the Purchaser and the Trustee, a true and complete copy of each such sale agreement, assignment and lease, as the case may be.

(iv)                              If requested by the Issuer, there shall be delivered to the Issuer, the Purchaser and the Trustee a Bond Counsel’s Opinion, addressed to the Issuer and the Trustee, to the effect that such sale, assignment or leasing is in accordance with the terms of the Indenture and is not prohibited by the Act.

(b)                                 Notwithstanding any of the foregoing, the Company may with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, (with notice to the Trustee and the Issuer) from time to time sell or permit the sale of or lease or otherwise dispose of a portion of the Equipment without complying with the conditions of subsection (a) hereof if the aggregate fair market value of the Equipment or other assets so sold, leased or otherwise disposed of does not exceed $250,000.00, and if the Company shall certify, in writing, to the Issuer, the Trustee and the Purchaser that such Equipment or other assets are no longer needed or are no longer useful in its operation of the Project and at the option of the Company, the proceeds thereof shall be applied to the replacement of or substitution of Equipment or other assets of equal value or utility for the Equipment or other assets so sold or disposed of, and such Equipment or other assets purchased in replacement or substitution shall become part of the Project, or the proceeds shall be paid to the Trustee for deposit in the Bond Fund for application as provided in the Indenture.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.1.                                Default.  Any of the following events shall constitute a “default” or “event of default” under this Loan Agreement:

(a)                                 the failure to pay any obligation, liability or indebtedness of the Company (i) to the Purchaser under any of the Loan documents, or (ii) to the Issuer or the Trustee under any of the Loan Documents, as and when due (whether upon demand, at maturity or by acceleration); provided, however, such failure to pay shall not be an Event of Default if the Company makes such payment obligation within five (5) days after written notice thereof to the Company by the Trustee (or the Purchaser under Section 6.2 of the Indenture); or

(b)                                 the failure to comply with the insurance requirements as set forth in Section 4.12 hereof;

(c)                                  the failure to pay or perform any other obligation, liability or indebtedness of the Company to the Purchaser under the Loan Documents, and such failure to pay a monetary obligation is not cured within ninety (90) days thereof, or the failure to perform any other obligation is not cured within ninety (90) days following written notice to the Company by the Purchaser;

(d)                                 any default under any Loan Documents, subject to any cure period applicable thereto;

(e)                                  the filing or commencement of a proceeding against the Company for dissolution or liquidation, or the Company’s voluntary or involuntary termination or dissolution;

(f)                                   the Company or any subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or stayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(g)                                  any representation or warranty made by the Company in any Loan Documents or otherwise to the Purchaser was untrue or materially misleading when made; or

(h)                                 an event of default has occurred and is continuing under the Guaranty.

Section 7.2.                                Remedies Upon Default.  (a) Whenever any Event of Default referred to in Section 7.1 hereof shall have occurred and be continuing, any one or more of the following remedial steps may be taken; provided that written notice of the default has been given to the Company by the Issuer, the Purchaser or the Trustee and the default has not theretofore been cured; and provided further that no remedial steps shall be taken by the Issuer the effect of which would be to entitle the Issuer to provide funds necessary for the payment of principal and interest on Bonds which have not yet matured unless such principal and interest shall have been declared due and payable in accordance with the Indenture and such declaration shall not have been rescinded.

(b)                                 In the event of any default under this Loan Agreement, the Issuer may and upon written request of the Purchaser shall:

(i)                                     declare all amounts due under any of the Loan Documents, at the option of the Purchaser, immediately due and payable, and/or

(ii)                                  exercise all other rights, powers and remedies available under each of the Loan Documents and well as all rights and remedies available at law or in equity.

Section 7.3.                                No Remedy Exclusive.  The failure at any time of the Issuer, Trustee or Purchaser to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date.  All rights and remedies of the Issuer shall be cumulative and may be pursued singly, successively or together, at the option of the Issuer.  The acceptance by the Issuer of any partial payment shall not constitute a waiver or any default or of any of Issuer’s rights under the Note.  No waiver of any of its rights hereunder and no modification or amendment of this Loan Agreement or the Note shall be deemed to be made by the Issuer unless the same will be in writing, duly signed on behalf of the Purchaser; and each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of the Purchaser or the obligations of the Company to the Purchaser or the Issuer in any other respect at any such time.

Section 7.4.                                Payment of Fees and Expenses.  If the Company shall default under any of the provisions of this Loan Agreement and the Issuer or the Trustee shall employ attorneys or incur other expenses for the collection of the Loan Payments or to secure possession, or to resell the Project or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained in this Loan Agreement, the Company will on demand therefore pay the reasonable fees and out-of-pocket expenses of the Issuer, the Purchaser or the Trustee and their outside attorneys as they are incurred including all reasonable fees of outside counsel including those incurred for negotiation, trial, appeals of ruling of any lower tribunals, administrative hearings, bankruptcy and creditors’ reorganization proceedings.

Section 7.5.                                Effect of Waiver.  The Trustee, after having first received the prior written approval of the Purchaser, may waive any Event of Default under this Loan Agreement.

In the event any agreement contained in this Loan Agreement shall be breached and such breach shall thereafter be waived, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE VIII

PREPAYMENT OF LOAN

Section 8.1.                                Obligations to Accelerate Loan Payments.  The Company may prepay all Loan Payments and any other amounts payable pursuant to the Loan Documents in accordance with Article VIII of the Indenture, following written notification thereof to the Issuer, the Purchaser and the Trustee.  In such event, the total amount due will be a sum, payable in cash and/or Government Securities, sufficient, together with interest earned on such Government Securities and other funds held by the Trustee and available for such purpose, (a) to redeem at the earliest redemption date or dates provided in the Indenture all Bonds then outstanding under the Indenture at a Redemption Price equal to the principal amount thereof, (b) to pay in accordance with the Indenture the interest which will become due on all such Bonds to the date fixed for redemption, (c) to pay all Administration Expenses accrued and to accrue through the date fixed for redemption, and (d) pay any other fees owed to the Purchaser and the Trustee.  Furthermore, Loan Payments and amounts due under the Note shall be accelerated prior to the Maturity Date of the Bonds if the Bonds shall be subject to redemption pursuant to Sections 2.3 or 2.4, as the case may be, of the Indenture.  In such case, the total amount due shall be the sums required pursuant to Sections 2.3 or 2.4, as the case may be, of the Indenture, on the dates required by Sections 2.3 or 2.4, as the case may be, of the Indenture.

The Bonds are subject to mandatory prepayment at the election of the Purchaser as provided in Section 2.13 of the Indenture on March 1, 2018 or on any March 1 thereafter.

ARTICLE IX

MISCELLANEOUS

Section 9.1.                                Notices.  All notices, certificates, requests or other communications hereunder shall be sufficiently given and shall be deemed given when received by registered or certified mail, return receipt requested (except as otherwise specified herein), postage prepaid; or when received by overnight delivery; or when personally delivered; addressed as follows:

If to the Issuer:

Mississippi Business Finance Corporation
735 Riverside Drive, Suite 300
Jackson, Mississippi  39202
Attention:  Executive Director
Telephone Number:  (601) 355-6232
Facsimile Number:  (601) 355-3888

If to the Trustee:

Deutsche Bank National Trust Company
Trust & Securities Services
6810 Crumpler Blvd., Suite 100
Olive Branch, MS 38654
Attention:  John C. Robertson, Vice President
Telephone Number:  (662)890-0109
Facsimile Number:  (662)890-0114

If to the Company:

Kaz USA, Inc.
c/o Helen of Troy L.P.
1 Helen of Troy Plaza
El Paso, Texas 79912
Attention:  Thomas J. Benson, Senior Vice President & Chief Financial Officer
Telephone Number:  (912) 225-4894
Facsimile Number:  (912) 225-8002

With a copy to:
Office of the General Counsel
Telephone Number:  (915) 225-8033
Facsimile Number:  (915) 225-8081

With a copy to:
Andre Miranda, Treasurer
Telephone Number:  (915) 225-4854
Facsimile Number:  (915) 225-8002

If to the Purchaser:

Bank of America, N.A.
TX4-213-07-05
700 Louisiana — 7th Floor
Houston, Texas 77002
Attention:  Gary Mingle, Senior Vice President
Telephone Number:  (713) 247-6447
Facsimile Number:  (713) 247-7748

A duplicate copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Company, the Trustee or the Purchaser shall also be given to the others.  The Company, the Issuer, the Trustee or the Purchaser may, by notice given under this Section 9.1, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 9.2.                                Parties Interested.  (a) This Loan Agreement shall inure to the benefit of the Issuer and the Company and shall be binding upon the Issuer, the Company and their respective successors and assigns, subject to the limitation that any obligation or liability of the Issuer created by or arising out of this Loan Agreement shall not be a general debt of the Issuer or the State, but shall be payable by the Issuer solely out of the proceeds derived from this Loan Agreement or from the security interests granted herein.

(b)                                 No covenant, stipulation, obligation or agreement contained in this Loan Agreement shall be deemed or construed to be a covenant, stipulation, obligation or agreement of any present or future member, agent, employee or official of the Issuer in his individual capacity, and no present or future member, agent, employee or official of the Issuer shall be liable personally, for any breach or non-observance or failure to comply with the above mentioned covenants, stipulations, obligations, or on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the said covenants, stipulations, obligations or agreements, above mentioned.  No present or future member, agent, employee or official of the Issuer shall incur any personal liability in acting or proceeding or in not acting or proceeding, in good faith, reasonably, under the provisions of this Loan Agreement.  If in or by or as a result of the execution of this Loan Agreement or any other document in connection with this transaction or any other related transaction, the Issuer or any member, agent, employee or official thereof shall become obligated in excess of or contrary to the provisions of the statutory authority granted by the Act, then such excess or contrary obligation shall not be binding on or enforceable against the Issuer or any present or future member, agent, employee or official thereof.

Section 9.3.                                Amendment to Loan Agreement.  Except as otherwise provided in this Loan Agreement, subsequent to the initial issuance of the Bonds and prior to payment or provision for the payment of such Bonds in full (including interest and premium, if any, thereon), in accordance with the provisions of the Indenture, and payment or provisions for the payment of other obligations incurred by the Issuer to pay the Cost of Construction of the Project including interest, premiums and other charges, if any, thereon, and payment or provision for the payment of Administration Expenses, this Loan Agreement may not be amended, changed, modified, altered or terminated without the prior approval of the Purchaser and the Trustee.  No amendment, change, modification, or alteration of this Loan Agreement shall be made other than pursuant to a written instrument signed by the Issuer and the Company and of an Opinion of Bond Counsel to the effect that such amendment, change, modification or alteration of this Loan Agreement is authorized or permitted by the provisions of this Loan Agreement.

Section 9.4.                                Counterparts.  This Loan Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Loan Agreement.

Section 9.5.                                Severability of Invalid Provisions.  If any clause, provision or section of this Loan Agreement be held illegal or invalid by any court, the invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof, and this Loan Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein.

Section 9.6.                                Governing Law.  This Loan Agreement shall be governed as to validity, construction and performance by the laws of the State, excluding any choice of law rules that might direct the application of the laws of another jurisdiction.

Section 9.7.                                Tax Exemptions and Credits.  The Company may take action to secure certain ad valorem tax exemptions (other than school taxes) available under Sections 57-10-255, 57-10-401 et seq., and/or 27-31-101 of the Mississippi Code of 1972, as amended.

Section 9.8.                                No Oral Agreement.  This written Loan Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

Section 9.9.                                Termination.  This Loan Agreement shall terminate upon the payment of all amounts owed by the Company under the Loan Documents.

Section 9.10.                         Purchaser Approval.  Except as otherwise provided herein or in the Indenture, whenever the approval, waiver, or consent of Purchaser is required herein, such approval, waiver, or consent shall be signified by an individual listed on an incumbency certificate on file with the Trustee on which the Trustee may conclusively rely.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written on the cover page hereof.

MISSISSIPPI BUSINESS FINANCE CORPORATION

	By:	/s/ William T Barry
William T. Barry, Executive Director

ATTEST:

/s/ Cindy S. Carter
Cindy S. Carter, Secretary

[Issuer’s Signature Page to Loan Agreement]

KAZ USA, INC.

	By:	/s/ Gerald J. Rubin
Gerald J. Rubin
Chairman, Board of Directors

ATTEST:

/s/ Vincent D. Carson
Secretary

[Company’s Signature Page to Loan Agreement]